Exhibit 2.17

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND MANAGEMENT INFORMATION CIRCULAR

______________________________________

Annual Meeting of Shareholders

to be held on September 29, 2017

______________________________________

August 31, 2017

These materials require your immediate attention. Should you not understand the contents of this document, please consult your professional advisors.

RIO NOVO GOLD INC.
NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual meeting of the shareholders of Rio Novo Gold Inc. (the “Corporation”) will be held at 82 Richmond Street E Toronto, Ontario on September 29, 2017 at 3:00 p.m. (Toronto time) for the following purposes:

1.	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2016, and the auditor’s report thereon;

2.	to elect directors for the ensuing year;

3.	to appoint auditors and authorize the directors to fix their remuneration; and

4.	to transact such further or other matters as may properly come before the meeting or any adjournment(s) of the meeting.

The specific details of the matters proposed to be put before the meeting are set forth in the accompanying Management Information Circular, which forms part of this notice. Holders of ordinary shares of record at the close of business on August 30, 2017 will be entitled to vote at the meeting or any adjournment(s) of the meeting.

Dated at Rio de Janeiro, Brazil, August 31, 2017

BY ORDER OF THE BOARD

“Robert Patrick Panero”

Robert Patrick Panero

President and Chief Executive Officer

Notes:

1.	A Management Information Circular, form of proxy and, if requested, the financial statements for the year ended December 31, 2016 accompany this Notice of Meeting. Your vote is important to us. If you are a registered shareholder and are unable to be present at the meeting, please specify on the accompanying form of proxy the manner in which the shares represented thereby are to be voted, and sign, date and return same in accordance with the instructions set out in the form of proxy and Management Information Circular.

2.	If you are a beneficial shareholder and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or intermediary.

RIO NOVO GOLD INC.
MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Management Information Circular (this “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management and directors of Rio Novo Gold Inc. (the “Corporation”) for use at the annual meeting of shareholders of the Corporation (the “Meeting”) to be held at 82 Richmond Street E Toronto, Ontario on September 29, 2017 at 3:00 p.m. (Toronto time) and at any adjournment or adjournments thereof, for the purposes set out in the accompanying Notice of Meeting (the “Notice”). It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by officers and directors of the Corporation (but not for additional compensation). The costs of solicitation will be borne by the Corporation. Except as otherwise stated, the information contained herein is given as of August 30, 2017.

Enclosed with this Circular and the Notice is a form of proxy for use in connection with the Meeting and a copy of the 2016 Annual Report of the Corporation. The Corporation’s current annual information form is available on the Internet site of SEDAR (the System for Electronic Document Analysis and Retrieval, that was established by the Canadian Securities Administrators) at www.sedar.com. In the alternative, copies will be provided upon request to the Corporation at 52 Richmond Street E Toronto, Ontario M5C 1P1 2C5).

Appointment and Revocation of Proxies

Holders of ordinary shares of the Corporation (“Ordinary Shares”) may vote on all matters to come before the Meeting. The form of proxy forwarded to holders of Ordinary Shares affords the shareholder the opportunity to specify the manner in which the proxy nominees are to vote with respect to any specific item by checking the appropriate space in order to indicate whether the Ordinary Shares registered in the shareholder’s name are to be: (i) voted for or withheld from voting for the directors named in this Circular; and (ii) voted for or withheld from voting for the appointment of auditors and authorizing the directors to fix their remuneration.

The proxy must be signed by the shareholder or the shareholder’s attorney duly authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Persons signing as executors, administrators, trustees or in any other representative capacity should so indicate and give their full title as such. A partnership should sign in the partnership’s name and by an authorized person(s).

The persons named in the enclosed form of proxy are officers of the Corporation and represent management. Each shareholder has the right to appoint a person other than the persons named in the accompanying form of proxy, who need not be a shareholder, to attend and act for him or her and on his or her behalf at the Meeting. A shareholder wishing to appoint some other person as a representative at the Meeting may do so either by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, delivering the completed form of proxy to the Corporation’s registrar and transfer agent (the “Transfer Agent”) at: TSX Trust, Attention: Proxy Department, 200 University Avenue, Suite 300, Toronto, Ontario, Canada, M5H 4H1 or faxing the competed form to (416) 595-9593 at least 48 hours before the Meeting time.

A proxy given by a shareholder for use at the Meeting may be revoked at any time prior to its use. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized in writing, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting on the day of the Meeting, or any adjournment thereof. The corporate office of the Corporation is located at 52 Richmond Street E Toronto, Ontario M5C 1P1.

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Exercise of Discretion by Proxies

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the Ordinary Shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the Ordinary Shares will be voted accordingly.

In the absence of such direction, such Ordinary Shares will be voted by the management representatives in favour of the passing of each of the matters set out in the Notice. The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice, and with respect to other matters which may properly come before the Meeting or any adjournment thereof. At the date hereof, the directors and officers of the Corporation do not know of any such amendments, variations or other matters. However, if any other matters should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

VOTING BY BENEFICIAL SHAREHOLDERS

The information in this section is of significant importance to shareholders who do not hold their Ordinary Shares in their own name. Only registered shareholders or duly appointed proxy holders are permitted to vote at the Meeting. Shareholders are “non-registered” shareholders if the Ordinary Shares they own are not registered in their names but are instead registered in the name of brokerage firm, bank or trust company through which they hold the Ordinary Shares.

More particularly, a person is not a registered shareholder in respect of Ordinary Shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Ordinary Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as CDS Clearing and Depositary Services Inc.) of which the Intermediary is a participant.

Non-Registered Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as non-objecting beneficial owners (“NOBOs”). Those Non- Registered Holders who have objected to their Intermediary disclosing ownership information about themselves to the Corporation are referred to as objecting beneficial owners (“OBOs”)

In accordance with the requirements of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has elected to send copies of the Notice, this Circular and the form of proxy (collectively, the “Meeting Materials”) directly to NOBOs, and indirectly through clearing agencies and Intermediaries to OBOs.

Distribution to NOBOs

If you are a Non-Registered Holder, and the Corporation or its agent has sent these Meeting Materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.

By choosing to send these materials to you directly, the Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions in the proxy form enclosed with the Meeting Materials sent to you.

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Distribution to OBOs

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non- Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to OBOs. Generally, OBOs who have not waived the right to receive Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Ordinary Shares beneficially owned by the OBO but which is otherwise not completed and must be deposited with the Transfer Agent. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the OBO when submitting the proxy. In this case, the OBO who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to TSX Trust at: Proxy Department, 200 University Avenue, Suite 300, Toronto, Ontario, Canada, M5H 4H1; or

(b)	more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the OBO and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting by the Intermediary of the Ordinary Shares which the Non-Registered Holder beneficially owns. Should a Non- Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non- Registered Holder should strike out the names of the management proxyholders and insert the Non- Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

The Corporation does not intend to pay for Intermediaries to forward the Meeting Materials and Form 54- 101F7 (Request for Voting Instructions made by Intermediary) to OBOs, and OBOs will not receive the Meeting Materials or such Form unless their Intermediary assumes the cost of delivery.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized share capital of the Corporation consists of an unlimited number of Ordinary Shares without nominal or par value, of which 178,754,016 Ordinary Shares were issued and outstanding as at the close of business on August 30, 2017 (the “Record Date”).

Each Ordinary Share carries one vote in respect of each matter to be voted upon at the Meeting. Only holders of Ordinary Shares of record at the close of business on the Record Date are entitled to vote at the Meeting.

The only person or company known by the Corporation to own beneficially, directly or indirectly, or control or direct, more than 10% of the Ordinary Shares is as follows:

Name	Number of Common Shares Beneficially Owned or Controlled or Directed	Percentage of Outstanding Ordinary Shares
Northwestern Enterprises Ltd.	117,037,414	65%

As at the date of this Circular, the directors and executive officers of the Corporation, as a group, beneficially own, or control or direct, directly or indirectly, approximately 1.03% of the outstanding Ordinary Shares.

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QUORUM

At any meeting of the shareholders of the Corporation, a quorum will be two persons present in person or by proxy representing not less than 5% of the votes entitled to be cast at the meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

Election of Directors

The board of directors of the Corporation (the “Board”) presently consists of three directors, and the Board has fixed the number of directors to be elected at the Meeting at three. Each of Messrs. Julio Carvalho, William Dorson, and Randolph Freiberg intends to stand for re- election to the Board, and management has put forward the names of such current directors for re-election. The term of each of the Corporation’s present directors expires at the Meeting and each director elected at the Meeting will hold office until the next annual meeting of shareholders of the Corporation or until his successor is duly elected or appointed, unless he resigns, is removed or becomes disqualified in accordance with the Corporation’s memorandum and articles of association or governing legislation.

The persons named in the enclosed form of proxy intend to vote FOR the election of each of the below- named nominees unless otherwise instructed on a properly executed and validly deposited proxy. Management does not contemplate that any of the nominees named below will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

The Board has adopted a majority voting policy in director elections that will apply at any meeting of our shareholders where an uncontested election of directors is held. Pursuant to this policy, if the number of proxy votes withheld for a particular director nominee is greater than the votes for such director, the director nominee will be required to submit his or her resignation to the Chair of the Board promptly following the applicable shareholders’ meeting. Following receipt of the resignation, the Corporate Governance and Nominating Committee will consider the offer of resignation and, except in special circumstances, will recommend that the Board accept the resignation. Within 90 days following the applicable shareholders’ meeting, the Board will publicly disclose its decision whether to accept the applicable director’s resignation, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation pursuant to this policy will not be permitted to participate in any meeting of the Board or of the Corporate Governance and Nominating Committee at which the resignation is considered. A copy of the majority voting policy may be found on our website at www.rnovogold.com.

The following table sets out the name of each person proposed to be nominated by management for election as a director at the Meeting, their principal occupation, the period of time for which they have been a director of the Corporation, and the number of Ordinary Shares of the Corporation beneficially owned, controlled or directed, directly or indirectly, by them, as of the Record Date. The information as to Ordinary Shares owned or controlled has been provided by the person named. None of such persons is currently an officer of the Corporation or any subsidiary.

Name and Municipality of Residence	Principal Occupation, Business or Employment	Director Since	Ordinary Shares beneficially owned, controlled or directed, directly or indirectly,
William Dorson (1)(2)(3)(4) New York, USA	Retired. Former president and chief executive officer of Standard Americas, Inc.	January 2010	250,000
Randolph Freiberg (1)(2)(3)(4) New York, USA	Mr. Freiberg currently a partner with CPB LLC	October 2015	Nil
Julio Carvalho (1)(3)(4) Rio de Janeiro, Brazil	Retired. Former president and chief executive officer of the Corporation	September 2008	1,133,230
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Corporate Governance and Nominating Committee
(4)	Member of the Health, Safety & Environmental Committee

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The following are brief biographies of the directors of the Corporation:

Julio Carvalho – Director

Mr. Carvalho brings over 46 years of experience in the Brazilian mineral resource sector and is the former President and Chief Executive Officer of the Company. Previously, Mr. Carvalho was President and CEO and a member of the board of directors of Peak Gold Limited (now New Gold Inc.), Executive Vice President of South and Central America for Goldcorp Inc., President and CEO of Mineração Onça Puma Ltda. the Brazilian subsidiary of Canico Resource Corp., and Rio Tinto Brazil, where he worked for more than 33 years and held the primary role of Chief Financial Officer and was an Executive Director. Mr. Carvalho is a Chartered Accountant and holds an MBA from Queen's University.

William Dorson – Non-executive Chairman of the Board

Mr. Dorson brings over 30 years of mining and natural resources project lending, senior debt and investment banking experience in Latin America. Previously, Mr. Dorson was the President and Chief Executive Officer of Standard Bank New York in charge of the Americas and a former Managing Director of ING Barings in charge of Corporate Finance for Latin America and Managing Director and Head of Investment Banking of Chase Manhattan Bank in Brazil. He received his MBA-Finance from the University of Chicago in 1976 and a BS-Economics from the Wharton School at the University of Pennsylvania in 1972.

Randolph Freiberg – Director

Randolph Freiberg is a founder of CPB, LLC, a partnership involved in capital raising for private companies. Mr. Freiberg was the Managing Director of Electra Capital Partners from 2002 until 2010 involved in Private Equity investing in Brazil. For two years prior to joining Electra Capital Partners he was Managing Director and Co Head of Investment Banking for Mercosul with Citigroup, involved in merger and acquisition work, debt and equity transactions and local fixed income products. Mr. Freiberg was with Bankers Trust Company for 13 years and headed Bankers Trust’s business in Brazil for 10 years. Mr. Freiberg has served on a number of boards and is currently on the board of Rio Novo. Mr. Freiberg has a BA from the University of North Carolina at Chapel Hill, an MBA from Tulane University.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of the Corporation, no proposed director is, or within the ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company that was the subject of a cease trade order or similar order or an order that denied the company access to any statutory exemptions for a period of more than 30 consecutive days issued while that person was acting in such capacity or issued thereafter but resulted from an event that occurred while that person was acting in such capacity. To the knowledge of the Corporation, no proposed director is now, or within the ten years prior to the date hereof has been, a director or executive officer of any company that while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except as described below.

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Penalties or Sanctions and Personal Bankruptcies

To the knowledge of the Corporation, no proposed director has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory, or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

To the knowledge of the Corporation, no proposed director has, during the ten years prior to the date hereof, been bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

Appointment and Remuneration of Auditors

Effective November 27, 2013, UHY McGovern Hurley, LLP, Chartered Accounts, was appointed as the Corporation’s auditor.

Management proposes the re-appointment of UHY McGovern Hurley, LLP, 2005 Sheppard Avenue East, Suite 300 Toronto, Ontario M2J 5B4 as auditors of the Corporation and to authorize the directors to fix the auditors’ remuneration. In the absence of a contrary specification made in the form of proxy, the persons named in the enclosed form of proxy intend to vote FOR the re- appointment of UHY McGovern Hurley, LLP as auditors of the Corporation and to authorize the Board to fix their remuneration.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Corporation’s approach to executive compensation is based upon the need to provide a compensation package that will allow the Corporation to attract and retain qualified and experienced executives, balanced with a pay- for-performance philosophy and consistent with industry average of similar sized companies. To ensure that the Corporation’s compensation programs increase shareholder value and reward individual efforts in achieving corporate objectives, the compensation elements used to date have been comprised of both fixed and variable elements, including an annual base salary at a competitive market level, a discretionary cash performance bonus to reward achievement and grants of stock options and restricted stock units to align interests with shareholders and to retain executives. Total compensation levels are designed to reflect both the marketplace (to ensure competitiveness) and the responsibility of each position within the Corporation (to ensure internal equity). The Corporation believes that these elements of compensation, when combined, provide competitive salary, link a significant portion of executive compensation to corporate and individual performance (thereby encouraging and rewarding behaviour that creates long-term value for shareholders and other stakeholders), and encourage retention through time-based vesting attached to medium and long-term equity-based incentives.

At this time, no significant changes to the Corporation’s compensation policies are contemplated in the next financial year.

The Board and the Compensation Committee have not formally considered the implications of the risks associated with the Corporation’s compensation policies and practices. However, the Corporation's compensation policies and practices encourage behaviours that align with the long-term interests of the Corporation and its shareholders. While the Corporation's compensation program and practices are not structured to reward excessive risk taking, the Corporation recognizes that some level of risk taking is necessary to achieve outcomes that are in the shareholders’ best interests.

Currently, the Corporation does not have a policy in place prohibiting Named Executive Officers (as defined below) and directors of the Corporation from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units or exchange funds that are designed to hedge or offset a decrease in market value of equity securities of the Corporation granted as compensation or held, directly or indirectly, by the Named Executive Officer or director. To the Corporation’s knowledge, no Named Executive Officer or director has ever purchased such financial instruments for such purpose.

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Compensation Governance

The Compensation Committee of the Board is responsible for recommending to the Board, at least annually, the compensation of management and executives, including that of the Chief Executive Officer (see “Corporate Governance – Compensation Committee”). The Compensation Committee relies on the Corporation's economic and operational performance and the responsibilities and risks involved in being an effective officer of an exploration and development resource company. The Corporation, or its operating subsidiary, Rio Novo Mineração Ltda., currently has employment or services agreements in effect with Patrick Panero, President and Chief Executive Officer, and with Marrelli Support Services Inc. (“Marrelli Support”) with respect to the services of Carmelo Marrelli as Chief Financial Officer, based on a negotiated salary/services fee with entitlement to an annual cash performance bonus, stock options and termination and change of control benefits. See “Termination and Change of Control Benefits”.

The Compensation Committee currently consists of two directors, namely Messrs. Bill Dorson (Chairman) and Randolph Freiberg, both of whom are considered independent within the meaning of National Instrument 58-101 Disclosure of Corporate Governance Practices. Each of the current members has experience relating to executive compensation matters, having served on similar committees of other companies. The industry experience of each of the members of the Compensation Committee, either as directors or officers of publicly-traded companies, provides them with an appropriate perspective to make decisions on the suitability of the Corporation’s compensation policies and practices and to advise and make recommendations to the other member of the Board.

In assessing corporate economic performance, the Compensation Committee considers: (a) the Corporation's share price performance relative to its industry peer group; (b) growth in resources, both internally, and through acquisitions; (c) total operating costs and total general and administrative costs; and (d) annual exploration and acquisition costs in comparison to the Corporation’s peer group. In assessing the performance of individual executive officers, the Compensation Committee considers objective facts, such as the level of responsibility, experience and expertise, as well as subjective factors such as leadership and performance in such executive officer's specific role with the Corporation. The relative importance of compensation data from the Corporation's peer groups, corporate performance and individual performance in determining the level of compensation differs depending on the element of compensation being considered.

Compensation Advisor

In 2011, the Corporation retained the services of a compensation consultant to review its compensation arrangements for its senior management team and independent directors and to recommend required changes (if any) to pay elements and/or strategy to align them with current market practices. Lane Caputo Compensation Inc. (“Lane Caputo”) benchmarked the compensation of the Corporation’s executives and directors against a peer group of twenty mining companies with operations in similar stages of development and also to sub-groups of peers or survey data that may more accurately reflect the incumbents‘ skills and abilities and locales in which they are employed. The peer group developed by Lane Caputo for the Corporation was comprised of the following companies: Andina Minerals Inc., Carpathian Gold Inc., Continental Minerals Corp., Dynasty Metals & Mining Inc., Entree Gold Inc., Far West Mining Ltd., Grayd Resource Corp., Greystar Resources Ltd., Hana Mining Ltd., Jaguar Mining Inc., Keegan Resources Inc., Kimber Resources Inc., Luna Gold Corp., Norsemont Mining Inc., Orezone Gold Corp., Orko Silver Corp., Oromin Explorations Ltd., Platinum Group Metals Ltd., PMI Gold Corp, and Sunridge Gold Corp.

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In its report, Lane Caputo recommended that no adjustments to salaries be made at that time, and further advised that annual cash bonuses should continue to be discretionary in nature with the main reward for performance coming from a medium term incentive plan. As a result, the Corporation adopted a restricted stock unit plan (the “RSU Plan”) in April 2011, with a portion of the annual award being time-vested and the remainder having vesting restrictions tied to specific project milestones. The RSU Plan was approved by the shareholders at the annual meeting of the Corporation held June 30, 2011. As discussed below (see “Share-based Awards-Restricted Stock Unit Plan”), the RSU Plan was terminated in 2014.

While Lane Caputo has not been subsequently engaged to update its findings, the Compensation Committee has continued to use the Lane Caputo report and the peer group of companies developed therein to guide its review and assessment of the compensation of the Corporation’s senior officers.

No fees have been paid to Lane Caputo during the three most recently completed financial years. Lane Caputo had not, and has not, provided any other services to the Corporation, its subsidiaries or, to the knowledge of the Corporation, to any of its members of management.

Option-based Awards

Option-based awards (“Options”) are issued pursuant to the stock option plan of the Corporation (the “Stock Option Plan”) to executive officers and directors, among others. The purpose of the Stock Option Plan is to provide an increased incentive to participants to contribute to the future success and prosperity of the Corporation through a proprietary interest in the Corporation. The Board, through the recommendations of the Compensation Committee, administers the Stock Option Plan and determines, among other things, optionees, vesting periods, exercise price and other attributes of the options, in each case pursuant to the Stock Option Plan, applicable securities legislation and the rules of the Toronto Stock Exchange (the “TSX”). The Chair of the Compensation Committee also has the authority to award routine option grants in reasonable amounts to new employees, subject to confirmation by the Board. Options are granted in consideration of the level of responsibility of the executive as well as his or her impact and/or contribution to the longer-term operating performance of the Corporation. In determining the number of options to be granted to the executive officers, the Board takes into account the number of options, if any, previously granted to each executive officer and the exercise price of any outstanding options to ensure that such grants are in accordance with the policies of the TSX, and closely align the interests of the executive officers with the interests of shareholders. See “Securities Authorized for Issuance under Equity Compensation Plans”.

Share-based Awards – Restricted Stock Unit Plan

From the adoption of the RSU Plan until early 2014, share-based awards had been issued pursuant to the RSU Plan to selected executives, key employees and others. In early 2014, the Board determined that it was no longer necessary or in the best interests of the Corporation to grant further restricted stock units (“RSUs”) and, as such, the RSU Plan was not placed before shareholders at the Corporation’s 2014 annual shareholder meeting for re- adoption. Following such meeting, the RSU Plan was terminated and no further RSUs were permitted to be issued thereunder. There are no outstanding RSUs.

Deferred Share Unit Awards

Deferred share units (“DSUs”) are issued pursuant to the DSU plan of the Corporation (as amended and restated to date, the “Restated DSU Plan”) to executive officers and directors, among others.

The purpose of the Restated DSU Plan is to provide directors, senior officers, employees and former employees (in the case of former employees, those who are entitled to compensation in lieu of notice arising from the termination of the individual’s employment) of the Corporation and its subsidiaries with the opportunity to acquire DSUs in order to allow them to participate in the long term success of the Corporation and to promote a greater alignment of interests between the Corporation and its employees, directors, senior officers and shareholders. The Compensation Committee of the Board, under the supervision of the Board, administers the Restated DSU Plan in accordance with its terms. The Compensation Committee may, subject to the terms of the Restated DSU Plan, delegate to third parties, including an administrator if one is appointed, the whole or any part of the administration of the Restated DSU Plan and determine the scope of such delegation.

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The Compensation Committee is responsible for selecting the directors, officers, employees or former employees of the Corporation or a related entity thereof to whom it recommends that DSUs be granted. The issue price per DSU is equal to the market price of the Ordinary Shares as of the date preceding the date of the award of DSUs. The Compensation Committee is responsible for determining the amounts and terms of the grants of DSUs, including vesting provisions, if any. Any grant of DSUs and any determination made by the Compensation Committee in connection with any grant is subject to confirmation by the Board.

See “Securities Authorized for Issuance under Equity Compensation Plans”.

Performance Graph

The following graph shows the change in the cumulative total shareholder return over the period indicated of a $100 investment in Ordinary Shares with the return of the S&P/TSX Composite index, assuming the reinvestment of dividends, where applicable, for the comparable period. The Corporation’s Ordinary Shares were listed on the Toronto Stock Exchange on March 8, 2010.

As discussed above, compensation of the Corporation’s executive officers is comprised of different elements, including elements that do not directly correlate to the market price of the Ordinary Shares, such as base salary, as well as elements that more closely correlate to the Corporation’s performance and financial condition, such as medium-term and long-term incentives. The elements of executive compensation are designed to attract and retain quality executives to manage the growth and development of the business. Stock options form an important component of the initial compensation package offered to attract qualified individuals to a position with the Corporation, with the number of stock options granted varying with the position level.

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SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation information for the three most recent financial years for the named executive officers of the Corporation, being the Chief Executive Officer and the Chief Financial Officer of the Corporation (the “Named Executive Officers”). All currency is in Canadian dollars unless otherwise indicated.

Name and principal position	Year	Salary (US$)	Share-based awards (US$)	Option- based awards (US$)	Non-equity incentive plan compensation (US$)		All other compensation (US$)	Total compensation (US$)
					Annual incentive plans	Long term incentive plans
Patrick Panero President and Chief Executive Officer	2016 2015 2014	$180,000 $180,000 $180,000	- - -	$17,747(1)(2) - -	- - -	- - -	- - -	$197,747 $180,000 $180,000
Carmelo Marrelli, Chief Financial Officer	2016 2015 2014	$55,335 (3) $59,977 (3) $92,737 (3)	- - -	6,995 (4) - -	- - -	- - -	- - -	$62,330 $59,977 $92,737

(1)	The fair value of the options granted on January 14, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The assigned value was determined to be $9,327.

(2)	The fair value of the options granted on March 30, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The assigned value was determined to be $8,420.

(3)	For the year ended December 31, 2016, the Corporation expensed $41,638 (2015 - $59,977, 2014 - $92,737 and 2013 - $90,124) to Marrelli Support for the services of Carmelo Marrelli to act as Chief Financial Officer of the Corporation. In addition, Marrelli Support also provides bookkeeping services to the Corporation. Carmelo Marrelli is the president of Marrelli Support. As at December 31, 2016, Marrelli Support was owed $16,824 (December 31, 2015 - $7,655, December 31, 2014 - $25,859 and December 31, 2013 - $36,598) and this amount was included in accounts payable and other liabilities. For the year ended December 31, 2016, the Corporation expensed $13,697 (2015 - $12,175, 2014 – 14,636 and 2013 - $13,636) to DSA Corporate Services Inc. (“DSA”) for certain corporate secretarial functions. DSA is a private company controlled by Carmelo Marrelli, the Chief Financial Officer of the Corporation. Carmelo Marrelli is also the corporate secretary and sole director of DSA. As at December 31, 2016, DSA was owed $6,678 (December 31, 2015 - $nil, December 31, 2014 - $3,101 and December 31, 2013 - $7,141) and this amount was included in accounts payable and other liabilities.

(4)	The fair value of the options granted on January 14, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months.

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INCENTIVE PLAN AWARDS

Outstanding share-based awards and option-based awards

The following table provides a summary of outstanding share-based awards and option-based awards held by the Named Executive Officers as at December 31, 2016. All currency is in Canadian dollars unless otherwise indicated.

Name	Option-based Awards				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($) (1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
Patrick Panero	80,000	$0.25	January 16, 2018	$nil	-	-
	40,000	$0.80	February 13, 2017	$nil	-	-
	200,000 100,000	$0.075 $0.13	January 13, 2021 March 29, 2021	$nil $nil	- -	- -
Carmelo Marrelli	150,000	$0.075	January 13, 2021	$nil	-	-

(1) Based upon the closing price of the Ordinary Shares as at December 31, 2016 of Cdn $0.115 per share.

Incentive plan awards - value vested or earned during the year

The following table provides a summary of the incentive plan awards held by the Named Executive Officers which were earned or vested during 2016. All currency is in Canadian dollars unless otherwise indicated.

Name	Option-based awards - Value vested during the year (US$)	Share-based awards - Value vested during the year (US$)	Non-equity incentive plan compensation - Value earned during the year (US$)
Patrick Panero	$nil	$nil	-
Carmelo Marrelli	$nil	$nil	-

Termination and Change of Control Benefits

The following is a summary of the benefits to which Patrick Panero is entitled in the event of termination of his employment without cause or a change of control of the Corporation. Carmelo Marrelli has no such rights.

In the event of a change of control or termination without cause, Mr. Panero would be entitled to receive a lump sum payment in an amount equal to one-and-one half times the sum of his base salary and the average performance bonus paid to him during the three most recently completed financial years. In the event that Mr. Panero’s employment is terminated without cause, he would also be entitled to a continuation of all health, disability and life insurance benefits for a period of eighteen months following the date of termination or a lump sum or periodic payment, in lieu thereof, and any entitlements under any deferred compensation plan, including any stock option plan.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table shows all compensation (before taxes and other statutory withholdings) provided to the directors of the Corporation for the year ended December 31, 2016. Given shortage of cash, all director compensation has been share based or option based since 2013. All currency is in Canadian dollars unless otherwise indicated.

Name	Fees Earned	Share-based awards (US$)	Option-based awards (US$)	Non-equity incentive plan compensation (US$)	All other Compensation (US$)	Total (US$)
William Dorson	$nil	$20,458 (1)	$20,079 (2)(3)	-	-	$40,537
Julio Carvalho	$nil	$10,746 (1)	$20,079 (2)(3)	-	-	$30,825
Randolph Freiberg	$nil	$15,542 (1)	$21,049 (4)	-	-	$36,591

(1)	During the year ended December 31, 2016, the Board granted 228,907 DSUs to William Dorson, 173,900 DSUs to Randolph Freiberg and 120,243 DSUs to Julio Carvalho.
(2)	The fair value of the options granted on January 14, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The assigned value was determined to be $11,659.
(3)	The fair value of the options granted on March 30, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The assigned value was determined to be $8,420.
(4)	The fair value of the options granted on March 30, 2016 has been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The assigned value was determined to be $21,049.

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Outstanding share-based awards and option-based awards

The following table provides a summary of outstanding share-based awards and option-based awards held by current and former directors of the Corporation as at December 31, 2016. All currency is in Canadian dollars unless otherwise indicated.

Name	Option-based Awards				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($) (1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($) (1)
William Dorson	100,000	0.25	January 16, 2018	$nil	1,350,089 DSU	$120,660 US
	50,000	0.80	February 13, 2017	$nil
	250,000 100,000	0.075 0.130	January 13, 2021 March 29, 2021	$nil $nil
Julio Carvalho	400,000	0.25	January 16, 2018	$nil	1,420,378 DSU	$126,942 US
	100,000	0.80	February 13, 2017	$nil
	250,000 100,000	0.075 0.130	January 13, 2021 March 29, 2021	$nil $nil
Randolph Freiberg	250,000 250,000	0.105 0.075	September 29, 2020 January 13, 2021	$nil $nil	173,900 DSU	$15,542 US
	50,000	0.80	February 13, 2017	$nil
David Reading (2)	100,000 50,000	0.25 0.80	January 16, 2018 February 13, 2017	$nil $nil	-	-
David Watkins (3)	100,000	0.25	January 16, 2018	$nil	544,671 DSU	$27,548
	50,000	0.80	February 13, 2017	$nil
Eduardo de Toledo (4)	100,000	0.25	January 16, 2018	$nil	662,679 DSU	$33,517
	50,000	0.80	February 13, 2017	$nil

(1)	Based upon the closing price of the Ordinary Shares as at December 31, 2016 of Cdn. $0.115 per share. The share price was converted to US$ using a conversion rate of 0.744768.

Incentive plan awards

The following table provides a summary of the incentive plan awards held by the current and former directors of the Corporation which were earned or vested during 2016. All currency is in Canadian dollars unless otherwise indicated.

Name	Option-based awards - Value vested during the year (US$)	Share-based awards - Value vested during the year (US$)	Non-equity incentive plan compensation - Value earned during the year ($)
William Dorson	-	$20,079	-
Julio Carvalho	-	$20,079	-
Randolph Freiberg	-	$21,049	-

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CORPORATE GOVERNANCE PRACTICES

Effective June 30, 2005, National Instrument 58-101 Disclosure of Corporate Governance Practice (“NI 58-101”) and National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) were adopted in each of the provinces and territories of Canada. NI 58-101 requires issuers to disclose the corporate governance practices that they have adopted. NP 58-201 provides guidance on governance practices. The Corporation is also subject to Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), which has been adopted in various Canadian provinces and territories and which prescribes certain requirements in relation to audit committees. The required disclosure under NI 58-101 is set out below. In addition, the disclosure required on the Audit Committee of the Corporation pursuant to MI 52-110 can be located in the Corporation’s annual information form.

Board of Directors

The Board is currently comprised of three directors, a majority of whom are independent directors. The following are the independent directors: Messrs. Dorson (Chairman) and Mr. Freiberg. Mr. Carvalho, the former President and Chief Executive Officer of the Corporation, is not considered independent by virtue of his former office with the Corporation.

The Board is responsible for the stewardship of the Corporation through consultation with management of the Corporation. Any responsibility that is not delegated to management or to the committees of the Board remains with the Board, subject to the powers of the shareholders. The frequency of Board meetings, as well as the nature of agenda items, varies depending on the state of the Corporation’s affairs and in light of opportunities or risks which the Corporation faces. Members of the Board are in frequent contact with one another and meetings of the Board are held as deemed necessary.

During 2016, the Board held six meetings. The following sets forth the attendance records of the directors at such meetings and at meetings of committees of the Board. In accordance with the Board mandate, for a portion of each such meeting, the non-independent director and management were not in attendance.

Director	Meetings Attended
	Board of Directors	Committees
Julio Carvalho	5of6	13of 16
William Dorson	6of65of5	16of16
Randolph Freiberg	6of6	16of16

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Board Mandate

The Board has adopted a written mandate that acknowledges its responsibility for the stewardship of the business and affairs of the Corporation. The Board reviews and assesses the adequacy of its mandate at such intervals as it deems appropriate, but at least annually, and makes any necessary changes. A copy of this mandate is attached to this Circular as Schedule “A”.

Position Descriptions

The Board has developed written position descriptions for the Chairman of the board, the chair of each Board committee and the Chief Executive Officer, which includes delineating management’s responsibilities. The Board is responsible for developing and approving the corporate goals and objectives that the Chief Executive Officer is responsible for meeting; and developing a written description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

The Board is responsible for: (a) ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors) and that they understand the nature and operation of the Corporation’s business; and (b) providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

Ethical Business Conduct

In fulfilling its mandate and approving various decisions put forth by management, the Board has adopted a Code of Business Conduct that applies to all directors, officers, employees and consultants of the Corporation. A copy of the Code of Business Conduct may be obtained upon request from the Corporation. The Board ensures that management complies with Canadian securities regulation and other applicable legislation. Members of the Board are also keenly aware of their fiduciary role with the Corporation as well as their individual fiduciary duties in their role as directors. In exercising their powers and discharging their duties, the members of Board are required to act honestly and in good faith with a view to the best interests of the Corporation, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Nomination of Directors

In connection with the nomination or appointment of directors, the Board is responsible for: (a) considering what competencies and skills the Board, as a whole, should possess; (b) assessing what competencies and skills each existing director possesses; and (c) considering the appropriate size of the Board, with a view to facilitating effective decision making. The Corporate Governance and Nominating Committee is responsible for identifying and recommending candidates for theBoard.

Board Evaluation

The Corporate Governance and Nominating Committee is responsible for assessing the effectiveness and contributions of the Board as a whole, its committees and individual directors. Periodically at the meeting of the Corporate Governance and Nominating Committee, the committee undertakes this assessment, although no formal report in this regard has been prepared todate.

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Representation of Women on the Board and in Executive Officer Positions

1.	Policies Regarding the Representation of Women on the Board

The Board has not adopted a written policy relating to the identification and nomination of women directors. Potential nominees for the Board are evaluated on the basis of experience, skill and ability and determining if the candidates’ qualifications will meaningfully contribute to the effective functioning of the Board taking into consideration current Board composition and the skills and knowledge required to make the Board most effective.

2.	Consideration of the Representation of Women in the Director Identification and Selection Process

The Board has not adopted a written policy relating to the identification and nomination of directors, including women directors. The Board believes that having written policies governing the selection of Board nominees could unduly restrict the Board’s ability to select the most capable nominees that are free from conflicts of interest or other considerations that may impede the ability of a candidate to serve as a director of the Company.

3.	Consideration of the Representation of Women in Executive Officer Appointments

The Board is an equal opportunity employer and does not consider the level of representation of women in executive officer positions when making executive officer appointments. The Company’s policies are committed to treating people fairly, with respect and dignity, and to offer employment opportunities based upon an individual’s qualifications, character and performance, not the particular gender or social group that an individual may belong to.

4.	Company’s Targets for Women on the Board and in Executive Officer Positions

The Board and management of the Company consist of a diverse set of individuals with a broad range of skill sets. At this time it does not have any female members and the Board has not adopted a specific target regarding women on the Board or in executive positions as candidates are selected based on the primary considerations of experience, skill and ability. The Company is an equal opportunity employer and candidates are thereby selected based on the primary considerations of experience, skill and ability. As such, the Company has not adopted a specific target regarding women on the Board or in executive officer positions.

5.	Number and Proportion of Women on the Company’s Board and in Executive Officer Positions

As at the date hereof, no members of the Board, and no executive officers of the Company, are women.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of Messrs. Dorson (Chair) and Toledo. Each member is an independent director. The purpose of the Corporate Governance and Nominating Committee is to oversee and assess the functioning of the Board and to develop and recommend to the Board the implementation and assessment of effective corporate governance principles. The Corporate Governance and Nominating Committee is also responsible for identifying and recommending candidates for the Board. In addition, the Corporate Governance and Nominating Committee is responsible for overseeing and making recommendations to the Board on developing the approach of the Corporation to corporate governance issues and reviewing the disclosure of the Corporation in respect of applicable corporate governance and disclosure requirements. Additionally, the Corporate Governance and Nominating Committee reviews, advises and makes recommendations to the Board with respect to (i) the size and composition of the Board; (ii) the organization and responsibilities of the appropriate committees of the Board; (iii) the evaluation process for the Board and committees of the Board and the chairpersons of the Board and such committees; and (iv) creating a desirable balance of expertise and qualifications among Board members. The Corporate Governance and Nominating Committee is also responsible for evaluating the effectiveness of the chairperson in his or her role as chair of the Board.

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Compensation Committee

The Board has a Compensation Committee currently comprised of Messrs. Dorson (Chair), and Carvalho. Each member is an independent director. The Compensation Committee assists the Board in fulfilling its oversight responsibilities for compensation by developing, monitoring and assessing the Corporation’s approach to the compensation of its directors, senior management and employees. Among other things, the Compensation Committee reviews the compensation practices and policies of the Corporation and oversees the administration of the Corporation’s compensation programs, including the Stock Option Plan and the DSU Plan. The Compensation Committee reviews and makes recommendations to the Board, at least annually, on retainers and fees paid to Board members and the annual base salary and bonus targets for senior executives of the Corporation, including the Chief Executive Officer, and relies on the Corporation's economic performance and the responsibilities and risks involved in being an effective director or officer of an exploration and development resource company.

Health, Safety and Environmental Committee

The Health, Safety and Environmental Committee (the “HSE Committee”) is currently comprised of Messrs. Carvalho (Chair) and Freiberg. The purpose of the HSE Committee is to assist the Board in fulfilling its oversight responsibilities for the Corporation’s establishment of health, safety and environmental policies for its mining operations, and to review the appropriateness of such policies on an ongoing basis. The HSE Committee is responsible for reviewing reports prepared by management with respect to any extraordinary event or condition involving significant environmental damage, significant risk to public health or safety, major public controversy, material liability, lack of compliance with any health, safety or environmental regulation or potential therefor. The HSE Committee considers the recommendations of management in the reports, assesses proposed action plans, reports to the Board and, where appropriate, makes recommendations to the Board. The HSE Committee reviews and makes follow-up recommendations if appropriate through management reports, regarding the performance and compliance with applicable laws providing for the protection of the environment, employees and the public, and the status of any investigations or legal proceedings of a material nature, and also review management reports with regarding plans for the conduct of environmental performance assessments, including key issues to be addressed during the coming year.

Audit Committee

The Audit Committee is currently comprised of Messrs. Freiberg (Chair) and Dorson. Each member is an independent director. The Audit Committee shall be directly responsible for overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any external auditor engaged by the Corporation for the purpose of preparing or issuing an audit report or related work (including resolution of disagreements between management of the Corporation and the external auditor regarding financial reporting). In so doing, the Committee will comply with all applicable Canadian securities laws, rules and guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain details with respect to compensation plans pursuant to which equity securities of the Corporation are authorized for issuance as at December 31, 2016. All currency is in Canadian dollars unless otherwise indicated.

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	Number of Securities to be issued upon the exercise of outstanding options, DSUs, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category
Equity compensation plans approved by security holders	10,962,750	$0.12	4,185,475
Equity compensation plans not approved by security holders	-	-	-
Total	10,962,750	$0.12	4,185,475

The maximum number of Ordinary Shares issuable under the Stock Option Plan, the Restated DSU Plan and under any other share compensation arrangements, is a rolling number equal in aggregate to 10% of the total number of Ordinary Shares issued and outstanding as at the date of grant. As a result, if the Corporation issues additional Ordinary Shares in the future, the number of Ordinary Shares issuable under the Corporation’s security-based compensation arrangements will increase accordingly. If any option, DSU or right granted thereunder shall be exercised, expire, terminate for any reason in accordance with the terms of the Stock Option Plan or Restated DSU Plan, Ordinary Shares subject thereto shall again be available for the purpose of the Stock Option Plan or Restated DSU Plan.

Stock Option Plan

The purpose of the Stock Option Plan is to attract, retain and motivate directors, officers, employees and other service providers by providing them with the opportunity, through share options, to acquire a proprietary interest in the Corporation and to benefit from its growth. Pursuant to the terms of the Stock Option Plan, options may be granted based upon recommendation of the Board or a committee appointed thereby to administer the Stock Option Plan. However, no options can be granted to an optionee if the total number of Ordinary Shares issuable to such optionee under the plan would, together with any Ordinary Shares reserved for issuance to such optionee under any other share compensation arrangement, would exceed 5% of the issued and outstanding Ordinary Shares at the date of grant. In addition, no options can be granted if such grant could result, at any time, in (i) the number of Ordinary Shares reserved for issuance pursuant to the Stock Option Plan together with other share compensation arrangements granted to insiders of the Corporation exceeding 10% of the issued and outstanding Ordinary Shares; or (ii) the number of Ordinary Shares issued to insiders or the Corporation, within a one-year period, pursuant to the plan together with other share compensation arrangements exceeding 10% of the issued and outstanding Ordinary Shares.

There are currently options to acquire 4,000,000 Ordinary Shares outstanding under the Stock Option Plan, representing approximately 2.9% of all issued and outstanding Ordinary Shares.

Other than as permitted by applicable securities laws and the policies of the TSX, options are non-assignable, other than by will or by the laws of descent and distribution. Options may be granted for a term not exceeding ten years. The exercise price of an option must be paid in full by the grantee at the time of exercise. The Board or the committee appointed to administer the Stock Option Plan has complete discretion to set the terms of the vesting schedule for each option granted.

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Options may be granted under the Stock Option Plan only to directors, officers, employees and consultants of the Corporation or a subsidiary or to their permitted assigns, subject to the rules and regulations of applicable regulatory authorities and any Canadian stock exchange upon which the Ordinary Shares may be listed or may trade from time to time.

The exercise price of an option cannot be less than the market price of the Ordinary Shares at the time the option is granted. Upon exercise, each option entitles the holder to acquire one Ordinary Share.

If, before the expiry of an option in accordance with the terms thereof, an optionee ceases to be an eligible person under the Stock Option Plan for any reason other than his or her resignation of employment or the termination for “cause” of his or her employment with the Corporation or any related entity, then the optionee may exercise the option to the extent that he or she was entitled to do so at the time of such termination, at any time up to and including, but not after, a date that is three months (or such longer period as may be determined by the Board in its sole discretion) following the date of termination. On the death of an optionee, the optionee’s legal representative may exercise the option to the extent that the optionee was entitled to do so at the time of death, at any time up to and including, but not after, one year following the date of death.

Subject to applicable regulatory requirements, the Board can, without shareholder approval, amend, suspend, terminate or discontinue the Stock Option Plan and may amend the terms and conditions of options granted pursuant to the plan. If, however, the Board wishes to increase the maximum percentage of issued and outstanding Ordinary Shares available for issuance under the plan, extend the term of an outstanding option or reduce the option price of options granted to insiders of the Corporation pursuant to the plan, shareholder approval will be required.

On April 21, 2011, the Board approved certain amendments to the Stock Option Plan to reflect the new tax withholding requirements under the Income Tax Act (Canada) (the “Tax Act”). Pursuant to the amendments, if the Corporation is required under the Tax Act or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of options by an optionee or otherwise in connection with the options or shares issuable thereunder, then the optionee must, concurrently with the exercise or disposition, (i) pay the Corporation an amount equal to the required tax remittance, (ii) authorize the Corporation to sell in the market a portion of the Ordinary Shares being issued upon exercise of the options as is required to realize cash proceeds to fund the required tax remittance, or (iii) make other acceptable arrangements to fund the required tax remittance. The Board also approved amendments to the Stock Option Plan to clarify that the maximum of 10% of the issued and outstanding Ordinary Shares issuable under the Stock Option Plan, must be combined Ordinary Shares issuable under all other share compensation arrangements. Such amendments were permitted to be made by the Board without shareholder approval as they were required to ensure that the Stock Option Plan complies with applicable regulatory requirements and otherwise were of a “housekeeping nature”.

Restricted Stock Unit Plan

As indicated above, the Corporation determined not to put forward the RSU Plan for re-approval by the shareholders at the 2014 annual shareholder meeting. As such, the RSU Plan terminated and the Corporation is not permitted to grant further rights or entitlements thereunder. There are no RSUs outstanding.

Deferred Share Unit Plan

In March 2013, the Board approved a deferred share unit plan (the “DSU Plan”) for the Corporation. The purpose of the DSU Plan is to provide directors, senior officers, employees and former employees (in the case of a former employee who is entitled to compensation in lieu of notice arising from the termination of the individual’s employment) of the Corporation and its subsidiaries with the opportunity to acquire deferred share units in order to allow them to participate in the long term success of the Corporation and to promote a greater alignment of interests between the Corporation and its employee, directors, senior officers and shareholders. The Compensation Committee, under the supervision of the Board, administers the DSU Plan in accordance with its terms. The Compensation Committee may, subject to the terms of the DSU Plan, delegate to third parties, including an administrator if one is appointed, the whole or any part of the administration of the DSU Plan and determine the scope of such delegation.

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The Compensation Committee is responsible for selecting the directors, officers, employees or former employees of the Corporation or a related entity thereof to whom it recommends that deferred share units (“DSUs”) be granted. The issue price per DSU is equal to the market price of the Ordinary Shares as of the date preceding the date of the award of DSUs. The Compensation Committee is responsible for determining the amounts and terms of the grants of DSUs, including vesting provisions, if any. Any grant of DSUs and any determination made by the Compensation Committee in connection with any grant is subject to confirmation by the Board.

At the February 3, 2017 special meeting of the Corporation’s shareholders, approval was obtained to amend and restate the DSU Plan (as amended and restated, the “Restated DSU Plan”).

On the applicable settlement date, the Corporation will, in its sole discretion, either (i) deliver to the holder of DSUs a cash payment, net of any applicable withholdings, equal to the number of DSUs multiplied by the market price of the Ordinary Shares on the settlement date, (ii) purchase Ordinary Shares in the market and deliver such shares to the holder of DSUs in satisfaction of the Corporation’s obligation under the DSUs and/or (iii) issue to the holder one Ordinary Share per DSU.

There are currently an aggregate of 6,804,401 DSUs outstanding under the Restated DSU Plan.

The rights or interests of a participant under the Restated DSU Plan are not assignable or transferable, other than by will or the laws governing the devolution of property in the event of death, and such rights may not be encumbered. The Restated DSU Plan contains adjustment provisions in the event of certain corporate events, including a share recapitalization, subdivision or consolidation or an arrangement, plan of arrangement, amalgamation or other similar statutory procedure.

The Board may from time to time amend, suspend or terminate the Restated DSU Plan in whole or in part. The Compensation Committee may from time to time amend the terms of grants made under the Restated DSU Plan, subject to confirmation by the Board and the obtaining of any required regulatory or other approvals and, if any such amendment will materially adversely affect the rights of a participant with respect to a grant, obtaining of the written consent of such participant.

The Restated DSU Plan is considered a “security based compensation arrangement” for purposes of the policies of the TSX. The requirements and restrictions in the policies of the TSX for security based compensation arrangements apply, including: (i) restrictions on the number of Ordinary Shares that can be made subject to the Restated DSU Plan and all other security based compensation arrangements of the Corporation (including the Stock Option Plan), (ii) restrictions on the number of Ordinary Shares in respect of which DSUs can be issued to insiders, and (iii) the requirement for TSX and shareholder approvals for amendments to DSUs or the Restated DSU Plan.

The Restated DSU Plan provides that:

(a)       The maximum number of Ordinary Shares that are issuable under the Restated DSU Plan and any other security based compensation arrangements of the Corporation at any time is 10% of the number of the then issued and outstanding Ordinary Shares;

(b)       No participant in the Restated DSU Plan may at any time be the grantee of DSUs with respect to more than 7.5% of the then issued and outstanding Ordinary Shares. In addition, (i) the number of Ordinary Shares issuable to insiders, at any time, pursuant to the Restated DSU Plan and any other security-based compensation arrangement adopted by the Corporation, cannot exceed 10% of the then issued and outstanding Ordinary Shares; and (ii) the number of Ordinary Shares issued to insiders, within any one year period, under the Restated DSU Plan and any other security-based compensation arrangement adopted by the Corporation cannot exceed 10% of the then issued and outstanding Ordinary Shares; and

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(c)       If and to the extent that a DSU which is to be settled through the issuance of Ordinary Shares from treasury expires, terminates or is cancelled or forfeited for any reason without having been exercised in full, the Ordinary Shares associated with that DSU will again become available for grant under the Restated DSU Plan. In addition, if and to the extent a DSU is settled through the issue of Ordinary Shares from treasury, a number of Ordinary Shares equal to the number of Ordinary Shares issued for such settlement will become available for grant under the Restated DSU Plan.

The Restated DSU Plan also provides that the Board may not, without the approval of the shareholders of the Corporation, make amendments to the Restated DSU Plan for any of the following purposes:

(i)       to increase the maximum number of Ordinary Shares that may be issued under the plan;

(ii)       to increase the maximum number of Ordinary Shares issuable to insiders; or

(iii)       to amend the amendment provisions of the plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of the directors, except as described below, no director, officer or insider of the Corporation, or any associate or affiliate of any of these persons, has any material interest, direct or indirect, in any transaction or in any proposed transaction since January 1, 2016 that has affected or would materially affect the Corporation.

As previously disclosed by the Corporation, during the period from January 1, 2016 to the date of this Circular, the Corporation entered into the following transactions with Cyprus River Holdings Ltd. (“Cyprus River”) (which then held 58.7% of the outstanding Ordinary Shares) or Northwestern Enterprises Ltd. (“Northwestern”) (which purchased all of the Ordinary Shares held by Cyprus River on July 21, 2016:

Loans

Cyprus River and Northwestern made the following loans to the Corporation and were issued promissory notes to evidence such loans.

US$ Amount	Lender	Date
95,000	Northwestern	February 26, 2017
90,617	Northwestern	April 20, 2017
67,968	Northwestern	May 5, 2017
307,199	Northwestern	May 10, 2017
115,000	Northwestern	June 9, 2017
33,000	Northwestern	February 8, 2017
41,000	Northwestern	February 28, 2017
32,000	Northwestern	March 22, 2017
112,965	Northwestern	May 15, 2017
77,220	Northwestern	June 20, 2017
780,000	Northwestern	June 21,2017

Each of the promissory notes issued to evidence such loans provide for an interest rate of 5.397% per annum. Interest accrues daily and is payable on the due date.

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Share Issuance

13,771,114 Ordinary Shares were issued to Cyprus River on May 25, 2016 in satisfaction of US$1,126,552.87 of the Corporation’s principal payment obligations under notes issued to Cyprus River.]

INSURANCE

Liability insurance is maintained for the directors of the Corporation. The current policy of insurance is in effect until January 22, 2017 and the premium of $25,000 (covering the annual period from January 22, 2017 to January 22, 2018) has been paid by the Corporation. No portion of the premium was or is paid by any of the directors.

The aggregate insurance coverage obtained under the policy is limited to $5,000,000 per claim and the limit of liability for the policy period (inclusive of defense costs) is $5,000,000. Under the policy, there is no deductible for individual directors. However, a deductible of $25,000 per claim must be absorbed by the Corporation. No claims have been made or paid under such policy.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As of the date hereof, no individual who is a director or senior officer of the Corporation, or at any time during the most recently completed financial year was a director or senior officer of the Corporation or any of its subsidiaries, no individual proposed as a nominee for election as a director of the Corporation and no associates or any such director, officer or proposed nominee, has been indebted to the Corporation or any of its subsidiaries nor has any such individual’s indebtedness to another entity at any time since the beginning of the most recently completed financial year of the Corporation been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries in connection with the purchase of securities of the Corporation.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Corporation at any time since the beginning of the Corporation’s last financial year, no proposed nominee for election as a director of the Corporation, and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter scheduled to be acted upon at the Meeting.

ADDITIONAL INFORMATION

Financial information about the Corporation is provided in its financial statements for the year ended December 31, 2016 and related management’s discussion and analysis. Shareholders may obtain a copy of the Corporation’s most recent financial statements and related management’s discussion and analysis and its annual information form, by written request to the Corporation at 52 Richmond Street E, Toronto, Ontario M5C 1P1or at www.rnovogold.com.

All of these above mentioned documents as well as additional information relating to the Corporation are all available on SEDAR’s website at www.sedar.com.

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DIRECTORS’ APPROVAL

The contents and the distribution of this Circular has been approved by the Board.

Dated August 31, 2017

BY ORDER OF THE BOARD OF DIRECTORS OF RIO NOVO GOLD INC.

“Robert Patrick Panero”

Robert Patrick Panero

President and Chief Executive Officer

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SCHEDULE “A”

MANDATE OF THE BOARD OF DIRECTORS

Introduction

The term “Corporation” herein shall refer to Rio Novo Gold Inc. and the term “Board” shall refer to the Board. The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Corporation. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Corporation’s strategic planning and organizational structure and supervising management to ensure that the foregoing enhance and preserve the underlying value of the Corporation.

Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation as a whole must be paramount at all times.

Chairman and Composition and Quorum

1.	The Board will be comprised of a minimum of one member and a maximum of ten members, the majority of which shall be, in the determination of the Board, “independent” for the purposes of National Instrument 58-101 Disclosure of Corporate Governance Practices. Each Board member shall satisfy the independence and experience requirements, if any, imposed by applicable securities laws, rules or guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules.

2.	The chairman of the Board will be elected by vote of a majority of the full Board membership, on the recommendation of the Corporate Governance and Nominating Committee. The chairman of the Board with the assistance of the lead director (who shall be an independent director), if any, will chair Board meetings and shall be responsible for overseeing the performance by the Board of its duties, for setting the agenda of each Board meeting (in consultation with the Chief Executive Officer (the “CEO”)), for communicating periodically with committee chairs regarding the activities of their respective committees, for assessing the effectiveness of the Board as a whole as well as individual Board members and for ensuring the Board works as a cohesive team and providing the leadership essential to achieve this.

Meetings

3.	Meetings will be scheduled to facilitate the Board carrying out its responsibilities. Additional meetings will be held as deemed necessary by the Chairman of the Board. The independent directors of the Board shall hold regularly scheduled meetings at which non-independent directors and management are not in attendance. Any director of the Corporation may request the Chairman of the Board to call a meeting of the Board.

4.	Meetings of the Board shall be validly constituted if a majority of the members of the Board is present in person or by telephone conference. A resolution in writing signed by all the members of the Board entitled to vote on that resolution.

Board Charter and Performance

5.	The Board shall have a written charter that sets out its mandate and responsibilities and the Board shall review and assess the adequacy of such charter and the effectiveness of the Board at least annually or otherwise, as it deems appropriate, and make any necessary changes. Unless and until replaced or amended, this mandate constitutes that charter. The Board will ensure that this mandate or a summary that has been approved by the Board is disclosed in accordance with all applicable securities laws or regulatory requirements in the Corporation’s annual management information circular or such other annual filing as may be permitted or required by applicable securities regulatory authorities.

Duties of Directors

6.	The Board discharges its responsibility for overseeing the management of the Corporation’s business by delegating to the Corporation’s senior officers the responsibility for day-to-day management of the Corporation. The Board discharges its responsibilities both directly and through its committees, the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Health, Safety and Environmental Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature. In addition to the Board’s primary roles of overseeing corporate performance and providing quality, depth and continuity of management to meet the Corporation’s strategic objectives, principal duties include the following:

Appointment of Management

(a)	The Board has the responsibility for approving the appointment of the CEO and all other senior management, and approving their compensation, following a review of the recommendations of the Compensation Committee. To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

(b)	The Board from time to time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits and material transactions outside the ordinary course of business are reviewed by and subject to the prior approval of the Board.

(c)	The Board oversees that succession planning programs are in place, including programs to appoint, train, develop and monitor management.

Board Organization

(d)	The Board will respond to recommendations received from the Corporate Governance and Nominating Committee and the Compensation Committee, but retains the responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

(e)	The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems and health, safety and environmental policies, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

Strategic Planning

(f)	The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the business and its objectives and goals.

(g)	The Board is responsible for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the business, financial and strategic plans by which it is proposed that the Corporation may reach those goals, and such strategic plans will take into account, among other things, the opportunities and risk of the business.

(h)	The Board has the responsibility to provide input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.

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Monitoring of Financial Performance and Other Financial Reporting Matters

(i)	The Board is responsible for enhancing congruence between shareholder expectations, corporate plans and management performance.

(j)	The Board is responsible for:

(i)	adopting processes for monitoring the Corporation’s progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Corporation; and
(ii)	taking action when Corporation performance falls short of its goals or other special circumstances warrant.

(k)	The Board is responsible for approving the audited financial statements, interim financial statements and the notes and Management’s Discussion and Analysis accompanying such financial statements.

(l)	The Board is responsible for reviewing and approving the Corporation’s annual budget, if any, presented by management.

(m)	The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Corporation’s governing statute, including the payment of dividends, issuance, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.

Environmental Matters

(n)	The Board is responsible for overseeing, with the assistance of the Health, Safety and Environmental Committee, the establishment of health, safety and environmental policies for its operations that are consistent with accepted industry practice and comply with applicable laws and regulatory requirements.

Risk Management

(o)	The Board has responsibility for the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Corporation and achieving a proper balance between the risks incurred and the potential return to the Corporation’s shareholders.

(p)	The Board is responsible for the Corporation’s internal control and management information systems.

Policies and Procedures

(q)	The Board is responsible for:

(i)	developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines for the Corporation and approving and monitoring compliance with all significant policies and procedures related to corporate governance; and

(ii)	approving policies and procedures designed to ensure that the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards and, in particular, adopting a written code of business conduct and ethics which is applicable to directors, officers and employees of the Corporation and which constitutes written standards that are reasonably designed to promote integrity and to deter wrongdoing.

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(r)	The Board enforces its policy respecting confidential treatment of the Corporation’s proprietary information and Board deliberations.

Communications and Reporting

(s)	The Board is responsible for approving and revising from time to time as circumstances warrant a disclosure policy to address communications with shareholders, employees, financial analysts, the media and such other outside parties as may be appropriate.

(t)	The Board is responsible for:

(i)	overseeing the accurate reporting of the financial performance of the Corporation to shareholders, other security holders and regulators on a timely and regular basis;

(ii)	overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;

(iii)	taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Corporation;

(iv)	reporting annually to shareholders on its stewardship for the preceding year; and

(v)	overseeing the Corporation’s implementation of systems which accommodate feedback from stakeholders.

Position Descriptions

(u)	The Board is responsible for:

(i)	developing position descriptions for the Chairman of the Board, the lead director, if applicable, the chair of each Board committee and, together with the CEO, the CEO (which will include delineating management’s responsibilities);

(ii)	developing and approving the corporate goals and objectives that the CEO is responsible for meeting; and

(iii)	developing a description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

(v)	The Board is responsible for:

(i)	ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors) and that they understand the nature and operation of the Corporation’s business; and

(ii)	providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

Nomination of Directors

(w)	In connection with the nomination or appointment of individuals as directors, the Board is responsible for:

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(i)	considering what competencies and skills the Board, as a whole, should possess;

(ii)	assessing what competencies and skills each existing director possesses; and

(iii)	considering the appropriate size of the Board, with a view to facilitating effective decision making.

In carrying out each of these responsibilities, the Board will consider the advice and input of the Corporate Governance and Nominating Committee.

(x)	Director nominees shall be selected by a majority of the independent directors.

Board Evaluation

(y)	The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding his, her or its effectiveness and contribution. An assessment will consider, in the case of the Board or a Board committee, its mandate or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Authority to engage outside advisors

7.	The Board has the authority to engage independent counsel and other outside advisors as it determines necessary to carry out its duties including, but not limited to, identifying and reviewing candidates to serve as directors or officers, and to set and pay the compensation for any such advisors employed by the Board.

8.	The Corporation shall provide appropriate funding, as determined by the Board, for payment (a) of compensation to any advisors engaged by the Board, and (b) of ordinary administrative expenses of the Board that are necessary or appropriate in carrying out its duties.

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